Exhibit 10.4

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement is made and entered into as of March 1, 2006, by and between PriceSmart, Inc., a Delaware Corporation (“Employer”) and Jose Luis Laparte (“Executive”).

Recitals

A)	On June 3, 2004 an Employment Agreement was made and entered into by and between Employer and Executive.

B)	On August 2, 2004 a First Amendment to Employment Agreement was made and entered into by and between Employer and Executive;

C)	On September 26, 2005 a Second Amendment to Employment Agreement was made and entered into by and between Employer and Executive;

D)	Employer and Executive now desire to amend the Employment Agreement, as set forth hereinbelow:

Agreement

1.	Section 2.1 of the Agreement which currently provides:

2.1 Salary. For Executive’s services hereunder, Employer shall pay as base salary to Executive the amount of $360,000 during each year of the Employment Term. Said salary shall be payable in equal installments in conformity with Employer’s normal payroll period. Executive shall receive such salary increases, if any, as Employer, in its sole discretion, shall determine.

is hereby amended, effective January 1, 2006, to provide as follows:

2.1 Salary. For Executive’s services hereunder, Employer shall pay as base salary to Executive the amount of $370,800 during each year of the Employment Term. Said salary shall be payable in equal installments in conformity with Employer’s normal payroll period. Executive shall receive such salary increases, if any, as Employer, in its sole discretion, shall determine.

2.	All other terms of the Employment Agreement, as amended, shall remain unaltered and fully effective.

Executed in San Diego, California, as of the date first written above.

EXECUTIVE	EMPLOYER

PRICESMART, INC.

Jose Luis Laparte	By:	/s/ Robert E. Price

/s/ Jose Luis Laparte	Name:	Robert E. Price

	Its:	CEO